Exhibit 10.1
April 21, 2008
Mr. Daniel Artusi
2505 Barton’s Bluff Court
Austin, Texas 78746
     Re: Separation Agreement and Release
Dear Dan:
     This letter agreement, including the general release attached as Exhibit A (this “Agreement”) sets forth the terms of your separation from employment with Conexant Systems, Inc. (the “Company”).
1.	Separation from Employment. The Company has elected to terminate your employment without “cause” in accordance with Section 8(b)(ii) of the Employment Agreement dated June 21, 2007 between you and the Company (the “Employment Agreement”). This Agreement constitutes your “Notice of Termination” under the Employment Agreement. Your last day of employment with the Company shall be April 25, 2008 (the “Date of Termination”). By executing this Agreement, you also hereby resign, effective as of the Date of Termination, (i) from any officer, director or similar positions that you hold with the Company or any of its affiliates (defined as any entity controlling, controlled by or under common control with the Company, and the term “control” means the ownership of a majority of the voting interests of such entity) or subsidiaries (collectively with the Company, the “Company Entities”), and (ii) from any positions that you hold on any committees within the Company Entities, including committees of the Board of Directors and similar governing bodies. You agree to take any action reasonably required of you by the Company Entities to effectuate any such resignation.

2.	Accrued Obligations. Within thirty (30) days after the Date of Termination, you will be paid any accrued but unpaid portions of your Annual Base Salary and any unused vacation benefits that you have accrued through the Date of Termination. In addition, any other amounts or benefits required to be paid or provided, or which you are entitled to receive, under any plan, program, policy or practice of the Company or its affiliates to the extent unpaid will be payable in accordance with the terms of the plan, program, policy or practice under which the compensation was deferred (as such may have been amended to comply with Section 409A).

3.	Mutual Non-Disparagement. You and the Company each agree not to make any defamatory or disparaging statements about the reputation, business dealings, or character of the other. However, you agree that the Company shall only be responsible for (i) such statements made by, or at the express direction of, any board member or executive officer of the Company, or (ii) such statements made in an official public statement by the Company (such as a press release, press conference, analyst call, etc.); provided, that the Company shall use commercially reasonable efforts to stop any such statements by Company employees and agents should you advise the Company with specific information that such statements are occurring.

4.	Separation Benefits. Subject to your executing and not revoking this Agreement, you will be paid a lump sum payment of $2,716,438 within thirty (30) days of the Date of Termination, as payment of your total Separation Benefits as defined in the Employment Agreement. Your total Separation Benefits consist of (a) pro-rata portion of the current fiscal year bonus ($316,438) payable pursuant to Section 9 (e)(i)(B) of the Employment Agreement, (b) two times your base salary ($550,000) payable pursuant to Section 9(e)(i)(C) of the Employment Agreement, (c) two times your annual target bonus ($550,000) payable pursuant to Section 9(e)(i)(D) of the Employment Agreement, and (d) $200,000 payable pursuant to Section 9(e)(i)(E) of the Employment Agreement.

5.	COBRA Reimbursement. For up to eighteen (18) months after the Date of Termination, the Company will reimburse you the cost of your COBRA premiums for continued health coverage under the Company’s medical and dental plans, provided that you timely elect COBRA coverage and submit proof of premium payment to the Company. These benefits are provided pursuant to Section 9(e)(ii) of the Employment Agreement and subject to your executing and not revoking this Agreement.

6.	Equity Arrangements. Subject to your executing and not revoking this Agreement, all unvested options to purchase Company Common Stock held by you will become fully exercisable on the later of (i) the Date of Termination and (ii) the Effective Date of this Agreement. You will be entitled to exercise all such options until the earlier of (a) the second anniversary of your Date of Termination, and (b) the expiration date of the option set forth in the grant notice for the option award. In the event that you do not exercise any or all of your stock options during such exercise periods, all such stock options will terminate upon the expiration of the date(s) described in the immediately preceding sentence. In addition, all Non-Performance RSUs and/or shares of Non-Performance based Restricted Company Common Stock held by you will be fully vested on the first trading day of the next open trading window after the Effective Date of this Agreement. You acknowledge and agree that the conditions upon which you would vest any Performance-Based RSU’s and/or shares of Performance-Based Restricted Company Stock were not satisfied and, thus, are forfeited on the Date of Termination.

7.	No Other Compensation. You acknowledge and agree that as of the Date of Termination, you will not be eligible for any further compensation or benefits from the Company, except as set forth in this Agreement and the Surviving Agreements.

8.	Business Expenses. The Company will reimburse you for any un-reimbursed, reasonable business expenses incurred by you on or before the Date of Termination, pursuant to the Company’s reimbursement policies, provided that you present all expense reports to the Company in accordance with such policies. Executive acknowledges and agrees that any pending charges on his Conexant Corporate American Express Card are his responsibility to pay and settle, provided that he may submit all proper business expenses to the Company for reimbursement. In addition, the Company will pay on your behalf the reasonable attorney’s fees and expenses incurred by you in connection with this Agreement and the Release up to a maximum amount of $10,000, and subject to appropriate tax reporting requirements, provided that you present an expense report to the Company for such attorney’s fees and expenses. All such expense reports must be submitted within thirty (30) days following the Effective Date of this Agreement.

9.	Withholding Taxes and Other Deductions. The Company will withhold from any payments which are made to you, but only at the time such payments are actually made to you under this Agreement, any applicable federal, state, local, and any other taxes, and such other deductions as are prescribed by law.

10.	Return of Company Property. You are obligated to return any and all equipment, products, and property, including but not limited to work files and computers, either belonging to the Company or associated with your employment with the Company, that are currently in your possession or under your control, to a designated Company representative on the Date of Termination.

11.	Cooperation. You agree to cooperate with the Company and be reasonably available to the Company with respect to continuing or future matters arising out of your employment or any other relationship with the Company, whether such matters are business-related, legal, or otherwise. It is agreed that (a) the Company will provide you with reasonable advance notice regarding these activities, (b) any requests made hereunder by the Company will be made in good faith and will not unreasonably interfere with your duties to any subsequent employer, and (c) the Company will reimburse you for any out-of-pocket expenses incurred in connection with such cooperation.

12.	General Release. As a condition to the payment of the Separation Benefits and any other benefits provided under this Agreement, you must execute the Release attached hereto as Exhibit A.

13.	Neutral Reference and Verification of Employment. If requested, the Company will provide your prospective employers with a neutral reference. Generally, such reference is limited to a verification of your date of hire, last date of employment, and job title with the Company.

14.	Entire Agreement. This Agreement, together with (i) the Conexant Systems, Inc. 2004 New-Hire Equity Incentive Plan adopted on February 6, 2004, (ii) the Conexant Systems, Inc. Stock Option Grant Notice dated July 9, 2007 awarding you 3,000,000 options to purchase the Company’s common stock, (iii) the Conexant Systems, Inc. Restricted Stock Unit Award Grant Notice dated July 9, 2007 awarding you 1,000,000 restricted stock units, (iv) the Conexant Systems, Inc. Restricted Stock Unit Award Grant Notice dated July 9, 2007 awarding you 500,000 restricted stock units, (v) Sections 7, 9, 10, 11, 12, and 23 of the Employment Agreement, together with any obligation of the Company to make payments under the Employment Agreement that survive pursuant to the terms of the Employment Agreement, and (vi) your rights to indemnification as an officer or director of the Company or any affiliate of the Company, whether set forth in the certificate of incorporation, bylaws or other organizational documents, insurance or agreement (together, (i)-(vi) above, the “Surviving Agreements”), sets forth the entire agreement of the parties hereto with respect to your separation from employment with the Company, and except as otherwise specified in this Agreement, supersedes any and all prior agreements, oral or written, with respect thereto, including without limitation the remainder of the Employment Agreement. In the event of any terms of the Surviving Agreements contravene this Agreement, the terms of this Agreement shall control. Each of the Surviving Agreements (or surviving portions thereof) shall be deemed incorporated by reference into, and made a part of, this Agreement.

15.	Amendment; Waiver. This Agreement may not be amended, altered, or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, will thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, or privileges hereunder.

16.	Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of Texas without giving effect to its conflict of laws principles.

17.	Acknowledgements. Each party acknowledges that the consideration given to such party under this Agreement is in excess of any obligations that the other party may otherwise have to such party. You also acknowledge that this Agreement is voluntarily entered into by you in consideration of the undertakings by the Company as set forth herein and that you have been advised to consult with an attorney prior to signing this Agreement. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein.

18.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
          Please sign both copies of this letter below, indicating your acceptance.

CONEXANT SYSTEMS, INC.
By:
Name:
Title:

AGREED as of the date
first above written

Daniel Artusi

Exhibit A
GENERAL RELEASE AGREEMENT
     FOR AND IN CONSIDERATION OF certain separation benefits set forth in the Separation and Release Agreement dated April 25, 2008 between Conexant Systems, Inc. (the “Company”) and me (the “Separation Agreement”), I, Daniel Artusi, agree, on behalf of myself, my heirs, executors, administrators, and assigns, to release and discharge the Company and its current and former officers, directors, employees, agents, owners, subsidiaries, predecessors, divisions, parents, successors, and assigns (the “Company Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Losses”) which I, my heirs, executors, administrators, and assigns have, or may hereafter have, against the Company Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including without limitation, my employment by the Company and the cessation thereof, any predecessor employment and/or relocation agreements, all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201 et seq., the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the National Labor Relations Act of 1935, as amended, 29 U.S.C. §§ 151 et seq., the California Fair Employment and Housing Act, as amended, Cal. Gov’t Code §§ 12900 et seq., and any other equivalent federal, state, or local statute; provided, however, that I do not release or discharge the Company Released Parties (i) from any Losses arising under the ADEA which arise after the date on which I execute this General Release, (ii) from any claims for benefits in which I am vested that I may have under the terms of any of the Company’s benefit plans applicable to me, (iii) from any claims for a breach by the Company of its obligations under the Separation Agreement, or any right I may have to enforce the terms of such agreement, or (iv) any rights to indemnification or directors and officers liability insurance to which I may be entitled. It is understood that nothing in this General Release is to be construed as an admission on behalf of the Company Released Parties of any wrongdoing with respect to me, any such wrongdoing being expressly denied.
     I represent and warrant that I fully understand the terms of this General Release, that I have had the benefit of advice of counsel or have knowingly waived such advice,

and that I knowingly and voluntarily, of my own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and sign the same as my own free act. I understand that as a result of executing this General Release, I will not have the right to assert that the Company violated any of my rights in connection with my employment or with the termination of such employment.
     I acknowledge that I am familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:
A general release does not extend to claims which the creditor does not know of or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
I hereby waive and relinquish any rights and benefits which I have or may have under Section 1542 of the Civil Code of the State of California, to the full extent permitted by law.
     I affirm that I have not filed, and agree, to the maximum extent permitted by law, not to initiate or cause to be initiated on my behalf, any complaint, charge, claim, or proceeding against the Company Released Parties before any federal, state, or local agency, court, or other body relating to my employment or the cessation thereof, and agree not to voluntarily participate in such a proceeding. However, nothing in this General Release will preclude or prevent me from filing a claim with the Equal Employment Opportunity Commission that challenges the validity of this General Release solely with respect to my waiver of any Losses arising under the ADEA on or before the date on which I execute this General Release.
     I acknowledge that I have twenty-one (21) days in which to consider whether to execute this General Release. I understand that such 21-day consideration period may be waived by me and that I may execute this General Release before the expiration of such consideration period. I understand that upon my execution of this General Release, I will have seven (7) days after such execution in which I may revoke my execution of this General Release. In the event of revocation, I must present written notice of such revocation to Michael H. Vishny at the Company, 4000 MacArthur Boulevard, West Tower, Newport Beach, CA 92660, Fax (949-483-9462).
     After seven (7) days pass without Mr. Vishny’s receipt of a written notice of revocation, this General Release will become binding and effective on the eighth day (the “Effective Date”).

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     This General Release will be governed by the laws of the State of Texas without giving effect to its conflict of laws principles.

Daniel Artusi	Date

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